CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRIO PETROLEUM CORP

A DELAWARE CORPORATION PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Trio Petroleum Corp, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

First: That the name of this Corporation is Trio Petroleum Corp

Second: That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on July 19, 2021 (the "**Certificate of Incorporation**").

Third: That, upon the Effective Time (as hereinafter defined) of this Certificate of Amendment, the first sentence of Article THIRD of the Certificate of Incorporation, as previously amended, shall be further amended to provide as follows:

"**THIRD**: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000) shares, consisting of (a) One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of $0.0001 (the "Common Stock"), and (b) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock")."

"**Fourth:** That, the amendment to the Certificate of Incorporation of the Corporation herein was duly adopted by the Corporation's Board of Directors by unanimous written consent dated June 2, 2025, and by the stockholders at a meeting of stockholders at which the necessary number of shares were voted in favor of the proposed amendment.

Fifth: That the amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Sixth: This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective upon the filing of this Certificate of Amendment (the "**Effective Time**").

[*Signature Page Follows*]

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:38 PM 07/30/2025
FILED 05:38 PM 07/30/2025
SR 20253520910 - File Number 6093841

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 30th day of July, 2025.

TRIO PETROLEUM CORP

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

[*Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation of Trio Petroleum Corp*]